PROSPECTUS SUPPLEMENT NO. 2                     PURSUANT TO RULE NO. 424(b)(3)
(TO THE PROSPECTUS DATED MAY 14, 1998)          REGISTRATION NO. 333-47261

                        10,000,000 PREFERRED SECURITIES

NEWELL LOGO                 NEWELL FINANCIAL TRUST I
            5 1/4% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                      (CONVERTIBLE QUIPS(SM)* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
   GUARANTEED TO THE EXTENT SET FORTH IN THE PROSPECTUS REFERENCED HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                                   NEWELL CO.
                            ------------------------

     This Prospectus Supplement No. 2 supplements and amends the Prospectus dated May 14, 1998, as supplemented by the Prospectus Supplement dated June 5, 1998, (the "Prospectus") relating to (i) the 5 1/4% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of Newell Financial Trust I, a statutory business trust formed under the laws of the State of Delaware, and (ii) the shares of common stock of Newell Co., a Delaware corporation (the "Company"), $1.00 par value per share (the "Company Common Stock"), issuable upon conversion of the Preferred Securities.

     The Selling Holder Table is hereby amended so that the following line items read as follows:

                                                                                          SHARES OF COMPANY
                                                                       NUMBER OF             COMMON STOCK
                                                                  PREFERRED SECURITIES      ISSUABLE UPON
                                                                       OWNED AND            CONVERSION OF
                        NAME OF SELLING HOLDER                       OFFERED HEREBY      PREFERRED SECURITIES
                        ----------------------                    --------------------   --------------------
 50.  Goldman, Sachs & Co.......................................          59,437                 58,634
100.  MFS Total Return Portfolio LPT Variable Insurance Series
      Trust.....................................................             780                    769
152.  Swiss Bank Corporation -- London Branch...................         285,000                281,152
      Total.....................................................       8,723,973              8,606,129
Additionally, the following new line items are hereby added to the Selling Holder Table:
181.  JP Morgan Securities Inc..................................         105,000                103,582
182.  Kredietbank SA Luxembourg on behalf of International
      Convertible Growth Fund...................................          21,000                 20,716
183.  Morgan Stanley Dean Witter................................          20,700                 20,420

     The Prospectus, together with this Prospectus Supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities.

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

---------------------
* QUIPS is a servicemark of Goldman, Sachs & Co.

                            ------------------------

            The date of this Prospectus Supplement is June 25, 1998.